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                 eSYNCH AND STREAMEDIA AGREE TO END MERGER PLANS

TUSTIN, CALIF., MAR. 30, 2001 -- eSynch Corporation (OTC BB: ESYN), a pioneer of integrated video tools and services for the streaming media and video-on-demand markets, today announced that the proposed merger with Streamedia Communications has been terminated.

After complete and independent due diligence, the Board of Directors of eSynch Corporation and the Board of Directors of Streamedia Communications, Inc. have each independently chosen not to pursue a merger of the two companies.

"We have great admiration for Streamedia and their corporate vision, and look forward to working collaboratively on future projects," said Tom Hemingway, chief executive officer of eSynch. "eSynch is a solid company, which remains committed to carving our niche in the streaming media sector, and will continue to explore other merger opportunities that will provide increased value to our shareholders."

Both companies will continue to pursue their respective growth strategies as leading streaming media service providers.

ABOUT ESYNCH

eSynch Corporation (OTC Bulletin Board: ESYN), founded in 1994, is a leading provider of video delivery tools, streaming media services, and software utilities. eSynch's flagship products include SiteStreamer, and advanced software solution that allows Web sites to stream video in a more intelligent, fully branded environment; ChoiceCaster, the first all-in-one broadband media player; and KISSCO software utilities. For more information, please visit www.esynch.com.

SAFE HARBOR STATEMENT

Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the ability to negotiate outstanding prior debts of acquired companies; properly identify acquisition partners; adequately perform due diligence; manage and integrate acquired businesses; react to quarterly fluctuations in results; raise working capital and secure other financing; respond to competition and rapidly changing technology; deal with market and stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in eSynch's Securities and Exchange Commission filings, including Form 10-KSB for the year ended Dec. 31, 1999 and subsequent Forms 10-KSB, 10-QSB and 8-K. Actual results may differ materially from management's expectations.

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eSYNCH CONTACT

Leslie Drechsler

Marketing Communications

(714) 258-1900
ldrechsler@esynch.com